[Lifetime GWB Rider Specifications:
Lifetime GWB Effective Date:                          [February 15, 2007]

Minimum Lifetime Income Age:                          [59 1/2]

Initial Total Guaranteed Withdrawal Amount:           [$100,000.00]

Maximum Benefit Amount:                               [$5,000,000]

Compounding Income Percentage:                        [5%]

GWB Withdrawal Rate:                                  [5%]

Automatic Step-up Date:                               [Every contract anniversary]

Maximum Automatic Step-up Age:                        [85]

Maximum Rider Charge:                                 [0.95% for Single Life Version, 1.40% for Joint Life Version]

Lifetime GWB Investment Divisions available           [Metlife Defensive Strategy Portfolio, Metlife Moderate Strategy Portfolio,
for Allocations and Transfers:                        Metlife Balanced Strategy Portfolio, Metlife Growth Strategy Portfolio, Money
                                                      Market Portfolio], or;
                                                      [All Investment Divisions available with this contract are available with this rider]

Lifetime GWB Fee Rate:                                [0.50% for Single Life Version, 0.70% for Joint Life Version]

Lifetime GWB Cancellation Window Periods:             [30 day period following the 5th,  10th, and 15th and later Contract
                                                      Anniversaries]

Guaranteed Principal Adjustment Eligibility           [15th Contract Anniversary]
Date:

8028-4 (11/05)